Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of RhythmOne plc of our report dated March 10, 2017 relating to the financial statements, which appears in YuMe Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 which is incorporated by reference in the Registration Statement on Form F-4 of RhythmOne plc.

/s/ PricewaterhouseCoopers LLP

San Jose, CA

February 8, 2018